                                                                     Exhibit 2.4

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION

-----------------------------------)
In re:                             )
                                   )
               AEROVOX, INC.,                )       Chapter 11
                                   )        Case No. 01-14680-JNF
                   Debtor          )
                                   )
-----------------------------------)

        NOTICE OF PRIVATE SALE OF ASSETS FREE AND CLEAR OF LIENS, CLAIMS,
                         AND ENCUMBRANCES, DEADLINE FOR
            SUBMITTING OBJECTIONS AND COUNTEROFFERS, AND HEARING DATE
                        (NUEVA GENERACION MANUFACTURAS)
                        -------------------------------

To Creditors and Parties in Interest:

     Notice is hereby given, pursuant to Sections 105, 363(b) and (f) and 365(a), (b) and (f) of the Bankruptcy Code, Fed. R. Bankr. P. 6004(c) and 6006(a) and MLBR 6004-1 and 6006-1 and the Order of the Court dated April 30, 2002 (the "Sale Procedures Order"), that, pursuant to the Motion by Debtor to Sell Assets by Private Sale, Free and Clear of Liens, Claims, Encumbrances, and Interests, and For Authority to Assume and Assign Certain Executory Contracts and Unexpired Leases (the "Sale Motion"), Aerovox, Inc., (the "Debtor") and Aerovox de Mexico S.A. de C.V. (the "Mexican Subsidiary"), a subsidiary of the Debtor, intend to sell to Nueva Generacion Manufacturas S.A. de C.V. ("Purchaser") by private sale the Assets (as defined below).

     Pursuant to the Sale Motion, the Debtor hereby solicits counteroffers for the Assets.

     Pursuant to Section 363 of the Bankruptcy Code, those Assets owned by the Debtor will be sold free and clear of all liens, claims, encumbrances and interests, including without limitation all consensual liens and security interests and all liens or claims arising by operation of law. Any and all such liens, claims, encumbrances and interests shall attach to the proceeds of sale of such Assets to the same extent and priority as existed prior to the filing of the Debtor's bankruptcy proceeding. Nothing in this notice constitutes a waiver of the right to review and challenge the extent, priority or validity of any lien, claim, encumbrance or interest.

     The Debtor has requested that the Bankruptcy Court determine, at the Hearing (as defined below), that the successful bidder or bidders for the Assets be deemed to be a "good faith" purchaser providing to the Debtor consideration for the Assets that constitutes payment of "value" pursuant to Section 363(m) of the Bankruptcy Code (the "Section 363(m) Findings").

                                                                     Exhibit 2.4

       Description of Assets and Terms and Conditions of Sales of Assets3
       ------------------------------------------------------------------

                          1. Proposed Sale to Purchaser
                          -----------------------------

     The Debtor and the Mexican Subsidiary are seeking the authority to sell to Purchaser the following assets:

          1.   Mexican Subsidiary Assets. Except for the "Excluded Assets" (as
               -------------------------
          defined below), all assets and properties owned by the Mexican Subsidiary at the time of "Closing" (as defined below) and located at the Mexico City facility, including, without limitation, the following:

                    a) All inventory (including raw materials, work-in-process, finished goods and other inventory items) owned by the Mexican Subsidiary at Closing and located at the Mexico City facility;

                    b) All machinery, equipment, fixtures and construction in progress owned by the Mexican Subsidiary at Closing and located at the Mexico City facility, as well as any and all warranty and other contract rights of the Mexican Subsidiary with respect to the foregoing;

                    c) All accounts receivable owned by the Mexican Subsidiary (excluding intercompany accounts receivable) resulting solely from the sale of goods manufactured at the Mexico City facility that are outstanding at the time of Closing;

                    d) All prepaid expenses, deposits, refunds (excluding tax refunds), claims, rights of set-off, causes of action, rights of recovery and rights of recoupment owned by the Mexican Subsidiary which relate solely to the operation of the Mexico City facility;

                    e) All information technology systems owned by the Mexican Subsidiary and located at the Mexico City facility, as well as any and all warranty and other contract rights of the Mexican Subsidiary with respect to the foregoing;

                    f) All of the customer agreements, sales representative agreements, supply agreements, equipment leases, real property leases, license agreements and other contracts and agreements to which the Mexican

____________

3         The description of the sale contained in this notice is not intended to be a substitute for the descriptions contained within the Agreement Regarding Purchase of Certain Assets from Aerovox Incorporated and Aerovox de Mexico ("Agreement") which contains important additional terms and conditions. In the case of any conflict between this Notice and the Agreement, the terms of the Agreement shall govern. Parties in interest may request copies of the Agreement from the undersigned. Parties who submit counteroffers will be subject to the terms of the Agreement.

                                                                     Exhibit 2.4

                    Subsidiary is a party and identified on Exhibit A to the Agreement;

                    g) All patents, patent applications, trade secrets, technology, know-how, inventions, processes, technical information and data, tools and dies, designs, plans, drawings, diagrams, schematics and other proprietary information and intellectual property owned by the Mexican Subsidiary and used solely in connection with the Mexico City operations;

                    h) The "CGE" trademark, together with all goodwill associated therewith (with any transfer or documentation costs or expenses related to such transfer to be paid by Purchaser); and

                    i) All customer lists and data, marketing plans and documents, advertising, sales and promotional materials, marketing studies and reports and other documents and materials owned by the Mexican Subsidiary and relating solely to those products produced at the Mexico City facility which are not produced at the Juarez, Mexico, or New Bedford, Massachusetts manufacturing facilities of the Mexican Subsidiary and the Debtor.

          2.   Aerovox Assets. Only the following specific assets and properties
               --------------
               of the Debtor:

                    a) All motor start capacitor inventory owned by the Debtor at Closing and (i) on consignment to Whirlpool and located at or in transit to its facilities at 1347 Heil Quaker Blvd, Laverne, TN 32086 and 119 Birdseye St., Clyde, Ohio 43410 or
                    (ii) on consignment to Tecumseh and located at or in transit to M.B. Hiatt, Inc., 3131 S. Adrian Hwy, Adrian, MI 49221;

                    b) The following machinery and equipment: (i) an Arcotronics 6-paper winding machine owned by the Debtor and located at the Juarez, Mexico facility; and (ii) all machinery and equipment owned by the Debtor which is leased by the Debtor to the Mexican Subsidiary and located at the Mexico City facility, as well as any and all warranty and other contract rights of the Debtor with respect to any of the foregoing;

                    c) All of the equipment leases, license agreements and other contracts and agreements to which the Debtor is a party relating solely to the Mexico City operations and identified on Exhibit B to the Agreement ("Acquired Contracts");
                       ---------

                    d) All patents, patent applications, trade secrets, technology, know-how, inventions, processes, technical information and data, tools and dies, designs, plans, drawings, diagrams, schematics and other proprietary information and intellectual property owned by the Debtor and used solely in the production of those products produced at the Mexico City facility which are not produced at any other manufacturing facility owned by the Debtor or its subsidiaries or affiliates; and

                                                                     Exhibit 2.4

                    e) All customer lists and data, marketing plans and documents, advertising, sales and promotional materials, marketing studies and reports and other documents and materials owned by the Debtor and relating solely to those those products produced at the Mexico City facility which are not produced at the Juarez, Mexico, or New Bedford, Massachusetts manufacturing facilities.

               3. Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the "Excluded Assets"):

                    (a) any and all assets of the Debtor which are not specifically listed above,

                    (b) cash and cash equivalents of the Mexican Subsidiary;

                    (c) all rights of the Mexican Subsidiary to or claims for refunds or rebates of any taxes (including, without limitation, any such matters related to Value Added Tax, i.e. IVA) for any period prior to the Closing Date, and the benefit of net operating loss carryforwards, carrybacks or other credits of the Debtor and the Mexican Subsidiary relating to any such period;

                    (d) any and all assets of the Debtor and the Mexican Subsidiary located at the Juarez, Mexico facility (except for the winding machine specifically referenced above),

                    (e) all intercompany accounts or notes receivable;

                    (f) all insurance claims and policies of the Mexican Subsidiary relating to the Mexico City operations,

                    (g) any rights of the Debtor or the Mexican Subsidiary under any contract or agreement which is not an Acquired Contract, and

                    (h) any and all trademarks, service marks, product names, trade names of the Debtor and the Mexican Subsidiary other than the CGE trademark, whether or not related to the Mexico City operations, including, without limitation., "CGE Aerovox", "Aerovox", "Aeromet", Supermet", "Blue Mike" or any combination or derivation thereof. 4

                            Assumption of Liabilities

     The Purchaser shall assume the following liabilities in connection with the acquisition:

          1. All liabilities and obligations of the Mexican Subsidiary (excluding intercompany liabilities and obligations and liabilities for the payment of taxes)

_______________
4 For a period of twelve months following the Closing, the Purchaser shall have a non-exclusive license to use the CGE Aerovox trademark.

                                                                     Exhibit 2.4

               relating exclusively to the Mexico City operations arising prior to the Closing of the transactions contemplated hereby;

                    2. All obligations of the Debtor and the Mexican Subsidiary under the Acquired Contracts, whether arising prior to or following the Closing of the transactions contemplated hereby;

               3. The obligations of the Mexican Subsidiary at Closing with respect to that certain loan from Banco Bilbao Vizcaya ("BBV") to the Mexican Subsidiary in the original principal amount of $1,000,000 (the "BBV Loan"); and

               4. All liabilities of the Mexican Subsidiary for payroll and related employee benefits in respect of any employee of the Mexico City operations relating to periods or for services provided prior to the Closing, provided, however, the Mexican Subsidiary shall remain responsible for the payment obligations, if any, with respect to employee profit sharing, as required by law.

          Purchaser also acknowledges and agrees that it is purchasing the Assets subject to the following liens, liabilities and encumbrances: (1) the terms of all Acquired Contracts and other assumed liabilities, and (2) all liens and security interests on those Assets being acquired from the Debtor and the Mexican Subsidiary existing as of the date hereof in favor of BBV which secure the BBV Loan.

                                Additional Terms

     At Closing, the Purchaser, Enrique Sanchez, Compania General de Electronica SA de C.V. ("CGE") and six corporate entities ("6 Tulips") affiliated with Mr. Sanchez shall grant releases in favor of the Debtor. As a result of the releases, the following obligations of the Debtor and the Mexican Subsidiary shall be extinguished:

     (i) promissory notes payable, in the aggregate amount of $1,591,000 to the 6 Tulips by the Debtor;

     (ii) obligations arising under a real property lease and security agreement between the Mexican Subsidiary and CGE in the approximate amount of $1,000,000.

     The purchase price for the sale and transfer of the Assets is $2,550,000.00 in cash (the "Purchase Price"), subject to adjustment for any change in the working capital of the Mexico City operations from February 23, 2002 through the date of closing the transaction (the "Closing").

     The Closing is required to occur on or before June 28, 2002.

                                                                     Exhibit 2.4

                             Bid and Sale Procedures
                             -----------------------

     IN ACCORDANCE WITH THE SALE MOTION, BIDS FOR THE ASSETS ARE HEREBY SOLICITED. If you wish to bid on the Assets, you must comply with the ORDER ON MOTION BY DEBTOR FOR APPROVAL OF BIDDING PROCEDURES AND TERMINATION FEE PROVISIONS IN CONNECTION WITH MOTION BY DEBTOR TO SELL ASSETS BY PRIVATE SALE (the "Sale Procedures Order"), copies of which are available from Debtor's counsel. In summary, the Sale Procedures Order requires that any bids be accompanied by a cash deposit in the form of a wire transfer or certified check, payable to Hanify & King as counsel to Aerovox, Inc., in the respective amounts set forth herein, accompanied by a Qualified Bid (as defined below) in writing, to counsel for the Debtor, Harold B. Murphy, Esq., Hanify & King, Professional Corporation, One Federal Street, Boston, MA 02110, so that it is received on or before 4:00 p.m. on May 30, 2002 (the "Bid Deadline"). A copy of any such bid must also be filed by the Bid Deadline with the Clerk of the Bankruptcy Court at Clerk's Office, United States Bankruptcy Court, 1184 Thomas P. O'Neill Federal Building, 10 Causeway Street, Boston, MA 02222 (the "Clerk"); the Office of the United States Trustee, 1101 Thomas P. O'Neill Federal Building, 10 Causeway Street, Boston, MA 02222-1074 (the "Trustee"); and counsel to the Creditors Committee, John Monaghan, Holland & Knight, LLP, 10 St. James Avenue, Boston, MA (Creditors' Committee Counsel") (the "Notice Parties")

     A bid for the Assets will be considered and will constitute a "Qualified Bid" only if the bid satisfies the following requirements (the "Bid Requirements"):

     (a) be an offer to purchase the Assets for cash only, or such other consideration as the Debtor shall agree to;

     (b) not be contingent on obtaining financing or other conditions to Closing;

     (c) be received by the Bid Deadline and include the amount being offered for the respective Assets and expressly state that the offer of the party submitting the Bid (the "Bidder") is irrevocable until June 28, 2002;

     (d) whether by competing bid, offer, plan of reorganization or other arrangement, be (1) made upon terms and provisions substantially similar to those set forth in the Agreement in respect of the sale and purchase of substantially all of the Assets; (2) for an aggregate purchase price of not less than five (5%) percent in excess of the Purchase Price and provide for the assumption or discharge of the liabilities to be assumed or discharged under the Agreement, or the financial equivalent thereof;

     (e) be accompanied by a deposit to counsel to the Debtor, by wire or certified check, in an amount equal to $300,000.

     Bids may be made by open auction or sealed bidding.

                                                                     Exhibit 2.4

     All Bids are subject to approval by the Bankruptcy Court. Only Bidders that have submitted a Qualified Bid shall be eligible to participate in the Sale Hearing. To have a Qualified Bid eligible to participate in the Sale Hearing, a Bidder shall: (a) include each of the Bid Requirements; and (b) be prepared to demonstrate to the Debtor its ability to consummate the purchase of any such asset and fulfill its obligations.

     In the event the party who submits the highest and best bid for the Assets fails to close on the sale through no fault of the Debtor, the Deposit submitted by such party shall be forfeited to the Debtor. To the extent that a party submitting the highest and best offer fails to close on the sale of the Assets, the Debtor may sell the Assets to the party submitting the second highest or best offer without further Court approval.

                   Additional Deadlines and Sale Hearing Date
                   ------------------------------------------

     ANY OBJECTIONS to the Sale Motion, including any objection to the Section 363(m) Findings, must be stated in writing and filed with the Clerk, on or before 4:00 p.m. on May 30, 2002 ("Objection Deadline"). A copy of any objection must be served upon the counsel to the Debtor so as actually to be received by 4:00 p.m. on the Objection Deadline. A copy of any such objection must also be served by the Objection Deadline on the Notice Parties. Any objection must state with particularity the grounds for the objection and why the sale of the Assets should not be authorized. Any objection to the Sale Motion shall be governed by Fed. R. Bankr. P. 9014. Absent a timely objection, the Bankruptcy Court may enter an Order binding upon all parties approving the sale of the Assets.

     A HEARING on the Sale Motion ("Hearing"), any objections thereto, and any bids to purchase the Assets is scheduled to take place on June 4, 2002 before Bankruptcy Judge Joan N. Feeney, United States Bankruptcy Court, Eleventh Floor, Thomas P. O'Neill Federal Building, 10 Causeway Street, Boston, Massachusetts 02222. Any party that files an objection or a bid or bids for the Assets is expected to be present at the Hearing, failing which the objection shall be overruled or the bid stricken. If more than one bid is submitted for all or any portion of the Assets, then further bidding among the parties will be permitted. If no objection to the Sale Motion is timely filed, the Bankruptcy Court, in its discretion, may approve the Sale Motion and the sale of the Assets to the party or parties submitting the highest and best bids.

     Any questions concerning the Sale Motion should be addressed to the undersigned counsel to the Debtor. The Sale Motion and the Sale Procedures Order are on file at the Clerk's Office of the United States Bankruptcy Court, Thomas
P. O'Neill Federal Building, 11/th/ Floor, 10 Causeway Street, Boston, Massachusetts 02222 and are available for inspection during regular business hours; copies may also be obtained, upon request, from the undersigned counsel to the Debtor.

     For further information respecting the proposed sale, please contact counsel to the Debtor.

                                                 Respectfully submitted,
                                             AEROVOX, INC.,
                                             By its counsel,

                                                                     Exhibit 2.4

                                         BY/S/ HAROLD B. MURPHY (BBO #362610)
                                         ------------------------------------
                                         BY/S/ ANDREW G. LIZOTTE (BBO #559609)
                                         -------------------------------------
                                         HANIFY & KING, P.C.
                                         One Federal Street
                                         Boston, MA  02110
                                         (617) 423-0400
                                         Fax: (617) 556-8985

Dated: April 30, 2002